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Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On June 16, 2015, Hill-Rom Holdings, Inc. ("Hill-Rom") entered into a Merger Agreement (the "Merger Agreement"), by and among Hill-Rom, Empire Merger Sub Corp. ("Merger Sub") and Welch Allyn Holdings, Inc. ("Welch Allyn"), providing for the acquisition of Welch Allyn by Hill-Rom. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Welch Allyn with Welch Allyn surviving the Merger as a wholly owned subsidiary of Hill-Rom (the "Merger").

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock—Class A, no par value per share, of Welch Allyn and common stock—Class B, $.01 par value per share, of Welch Allyn (collectively, the "Welch Allyn Common Stock"), as of the closing of the Merger, will be converted into the right to receive a portion of the aggregate merger consideration, consisting of cash consideration of $1,625,000,000 (the "Cash Consideration") and 8,133,722 shares of common stock, without par value, of Hill-Rom (the "Equity Consideration") subject to adjustments for net working capital, cash, indebtedness and selling expenses (collectively, the "Merger Consideration"). The Merger Agreement has been approved by the Board of Directors of Hill-Rom and the Board of Directors of Welch Allyn.

        In connection with the Merger, Hill-Rom entered into an amended and restated commitment letter (the "Commitment Letter") with the Commitment Parties. The Commitment Letter provides that the Commitment Parties will commit to provide Hill-Rom (i) (A) a $1.0 billion senior secured term loan A facility (the "TLA Facility"), (B) a $800 million senior secured term loan B facility (the "TLB Facility") and (C) a $500 million senior secured revolving facility (the "Revolving Facility", and collectively with the TLA Facility and the TLB Facility, the "Senior Secured Facilities"), and (ii) up to a $500 million senior unsecured increasing rate bridge facility (the "Bridge Facility"). The Senior Secured Facilities will be secured by all assets (subject to certain agreed upon exceptions) of Hill-Rom's material domestic subsidiaries. The Commitment Parties have the right to syndicate the Senior Secured Facilities to a group of lenders. In addition, a senior unsecured high-yield note ("High Yield Notes") offering will be undertaken, the successful issuance of which will eliminate the need for the Bridge Facility. The issuance of the High Yield Notes, however, is not guaranteed to be successful, which may require Hill-Rom to utilize either some or all of the Bridge Facility for a portion of the acquisition funding costs. Hill-Rom currently intends to finance the merger and pay related fees and expenses associated therewith with: (i) the Senior Secured Facilities comprised of (A) the $1.0 billion TLA Facility, (B) the $800 million TLB Facility, and (C) the $500 million Revolving Facility; and (ii) a $425 million issue of High Yield Notes.

        The following unaudited pro forma condensed combined financial statements, referred to as the pro forma financial statements, present the combination of the historical consolidated financial statements of Hill-Rom and Welch Allyn, adjusted to give effect to the Merger and the incurrence of debt financing to complete the Merger.

        The unaudited pro forma condensed combined balance sheet, referred to as the pro forma balance sheet, combines the unaudited historical condensed consolidated balance sheet of Hill-Rom as of June 30, 2015 and the unaudited historical condensed consolidated balance sheet of Welch Allyn as of July 4, 2015, to give effect to Hill-Rom's acquisition of Welch Allyn and related financing transactions (collectively, the "Transactions"), as if they had occurred on June 30, 2015.

        The unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 assumes that the Merger took place on October 1, 2013, the beginning of Hill-Rom's most recently completed fiscal year. Hill-Rom's audited consolidated statement of income for the fiscal year ended September 30, 2014 has been combined with Welch Allyn's audited consolidated statement of income for the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined income statement for the nine months ended June 30, 2015 assumes that the Merger took place on October 1, 2013, the beginning of Hill-Rom's most recently completed fiscal year. Hill-Rom's unaudited consolidated statement of income for the nine months ended June 30, 2015 has been combined with the combination of Welch Allyn's unaudited consolidated statement of income for the three months ended December 31, 2014 and Welch Allyn's unaudited consolidated statement of income for the six months ended July 4, 2015. Given the different fiscal year ends of Hill-Rom and Welch Allyn, the Welch Allyn unaudited consolidated statement of income for the three months ended December 31, 2014 has been included in both the fiscal year ended September 30, 2014 and the nine months ended June 30, 2015 pro forma condensed combined income statements. Sales and net income for Welch Allyn for the three months ended December 31, 2014 were $192.1 million and $12.6 million, respectively. The unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 and the unaudited pro forma condensed combined income statement for the nine months ended June 30, 2015 are collectively referred to as the pro forma income statements.

        The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies and impact of potential synergies, the impact of the incremental costs incurred in integrating Welch Allyn's operations, changes in the allocation of purchase price, and the actual interest rates applicable to the funds borrowed to finance the acquisition of Welch Allyn.

        As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Hill-Rom and Welch Allyn and do not purport to project the future financial condition and results of operations after giving effect to the transaction.

        The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation of the purchase price thereof to the acquired assets and liabilities of Welch Allyn based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

        The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Hill-Rom and Welch Allyn and has been prepared to illustrate the effects of the acquisition, including the financing of the acquisition of Welch Allyn by Hill-Rom. This pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Hill-Rom and Welch Allyn.

 Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Fiscal Year Ended September 30, 2014
($ in millions)

	Historical
	Hill-Rom Holdings Inc.	Welch Allyn Holdings Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
Net Revenue
Capital sales	$1,301.4	$683.8	$(6.7)	$—		$1,978.5
Rental revenue	384.7	—				384.7

Total revenue	1,686.1	683.8	(6.7)	—		2,363.2
Cost of Revenue
Cost of goods sold	730.2	340.4	(8.2)	1.3	Note 4.A	1,063.7
Rental expenses	176.0	—		—		176.0

Total cost of revenue	906.2	340.4	(8.2)	1.3		1,239.7

Gross Profit	779.9	343.4	1.5	(1.3)		1,123.5
Research and development expenses	71.9	—	49.8	0.1	Note 4.A	121.8
Selling and administrative expenses	548.3	278.7	(52.7)	31.3	Note 4.A	805.6
Special charges	37.1	1.1	4.4	—		42.6

Operating Profit	122.6	63.6	—	(32.7)		153.5

Interest expense	(9.8)	—	—	(83.5)	Note 4.B	(93.3)
Investment income and other, net	2.4	5.3	—	—		7.7

Income Before Income Taxes	115.2	68.9	—	(116.2)		67.9
Income tax expense	54.6	20.2	—	(42.7)	Note 4.C	32.1

Net Income	$60.6	$48.7	$—	$(73.5)		$35.8

Net Income per Common Share—Basic	$1.05					$0.55

Net Income per Common Share—Diluted	$1.04					$0.54

Dividends per Common Share	$0.60					$0.53

Average Common Shares Outstanding—Basic	57,555			8,134		65,689

Average Common Shares Outstanding—Diluted	58,523			8,134		66,657

 Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended June 30, 2015
($ in millions)

	Historical
	Hill-Rom Holdings Inc.	Welch Allyn Holdings Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
Net Revenue
Capital sales	$1,125.9	$526.3	$(5.2)	$—		$1,647.0
Rental revenue	288.4	—	—	—		288.4

Total revenue	1,414.3	526.3	(5.2)	—		1,935.4
Cost of Revenue
Cost of goods sold	652.3	266.3	(2.8)	(1.6)	Note 4.A	914.2
Rental expenses	138.4	—	—	—		138.4

Total cost of revenue	790.7	266.3	(2.8)	(1.6)		1,052.6

Gross Profit	623.6	260.0	(2.4)	1.6		882.8
Research and development expenses	67.3	—	43.8	(0.1)	Note 4.A	110.0
Selling and administrative expenses	455.5	249.6	(46.2)	28.1	Note 4.A	687.0
Special charges	11.9	—	—	—		11.9

Operating Profit	88.9	10.4	—	(26.4)		72.9

Interest expense	(9.5)	—	—	(67.7)	Note 4.B	(77.2)
Investment income and other, net	2.2	18.7	—	—		20.9

Income Before Income Taxes	81.6	29.1	—	(94.1)		16.6
Income tax expense	24.7	12.8	—	(34.6)	Note 4.C	2.9

Net Income	56.9	16.3	—	(59.5)		13.7
Less: Net loss attributable to noncontrolling interest	(0.4)	—	—	—		(0.4)

Net Income Attributable to Common Shareholders	$57.3	$16.3	$—	$(59.5)		$14.1

Net Income Attributable to Common Shareholders per Common Share—Basic	$1.01					$0.22

Net Income Attributable to Common Shareholders per Common Share—Diluted	$0.99					$0.21

Dividends per Common Share	$0.47					$0.41

Average Common Shares Outstanding—Basic	56,777			8,134		64,911

Average Common Shares Outstanding—Diluted	57,943			8,134		66,077

 Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2015
($ in millions)

	Historical
	Hill-Rom Holdings, Inc.	Welch Allyn Holdings, Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$123.4	$228.5	$—	$(237.7)	Note 5.D	$114.2
Trade receivables, net of allowances	390.6	71.7	—	—		462.3
Inventories	169.9	61.1	—	29.2	Note 3	260.2
Deferred income taxes	43.1	16.7	—	(15.0)	Note 5.J	44.8
Other current assets	54.4	12.3	—	19.0	Note 5.F	85.7

Total current assets	781.4	390.3	—	(204.5)		967.2

Property, plant, and equipment, net	287.5	91.3	—	28.2	Note 3	407.0
Intangible assets:
Goodwill	406.3	125.0	—	1,109.0	Note 3	1,640.3
Software and other, net	235.0	30.2	29.5	840.2	Note 3	1,134.9
Deferred income taxes	22.9	35.4	—	(36.5)	Note 5.J	21.8
Other assets	24.4	128.0	(29.5)	8.1	Note 5.G	131.0

Total Assets	$1,757.5	$800.2	$—	$1,744.5		$4,302.2

LIABILITIES
Current Liabilities
Trade accounts payable	$85.2	$22.1	$—	$—		$107.3
Short-term borrowings	130.0	—	—	(72.0)	Note 5.E	58.0
Accrued compensation	82.8	—	20.2	—		103.0
Accrued product warranties	29.4	—	3.3	—		32.7
Other current liabilities	81.1	106.7	(23.5)	(29.2)	Note 5.H	135.1

Total current liabilities	408.5	128.8	—	(101.2)		436.1

Long-term debt	447.8	—	—	1,772.0	Note 5.E	2,219.8
Accrued pension and postretirement benefits	75.7	15.2	—	—		90.9
Deferred income taxes	23.9	—	—	321.3	Note 5.J	345.2
Other long-term liabilities	32.4	117.8	—	(112.5)	Note 5.I	37.7

Total Liabilities	988.3	261.8	—	1,879.6		3,129.7

SHAREHOLDERS' EQUITY
Capital Stock:
Preferred stock—without par value	—	—	—	—		—
Common stock—without par value	4.4	1.1	—	(1.1)	Note 5.K	4.4
Additional paid-in-capital	144.6	—	—	425.0	Note 5.K	569.6
Retained earnings	1,530.1	685.8	—	(707.5)	Note 5.K	1,508.4
Accumulated other comprehensive income/(loss)	(123.2)	3.8	—	(3.8)	Note 5.K	(123.2)
Treasury stock, at cost	(797.2)	(152.3)	—	152.3	Note 5.K	(797.2)

Total Shareholders' Equity Attributable to Common Shareholders	758.7	538.4		(135.1)		1,162.0
Noncontrolling Interests	10.5	—	—	—		10.5

Total Shareholders' Equity	769.2	538.4	—	(135.1)		1,172.5

Total Liabilities and Shareholders' Equity	$1,757.5	$800.2	$—	$1,744.5		$4,302.2

 Hill-Rom Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Financial Statements

Note 1—Basis of presentation

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under U.S. GAAP and are based on the historical consolidated financial statements of Hill-Rom Holdings, Inc. for the fiscal year ended September 30, 2014 and the nine month periods ended June 30, 2015 and 2014; along with the historical consolidated financial statements of Welch Allyn Holdings, Inc. for the year ended December 31, 2014 and the three month period ended December 31, 2014, and the six month periods ended July 4, 2015 and June 28, 2014. Sales and net income for the Welch Allyn three month period ended December 31, 2014 included in all three pro forma periods were $192.1 million and $12.6 million, respectively.

        The unaudited pro forma condensed combined income statements for Hill-Rom and Welch Allyn for the fiscal year ended September 30, 2014 and the nine months ended June 30, 2015 give effect to Hill-Rom's acquisition of Welch Allyn.

        We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based upon Accounting Standards Codification ("ASC") 805, Business Combinations, the Financial Accounting Standard Board's ("FASB") standard related to business combinations. The business combination standard incorporates the FASB standard related to fair value measurement concepts. We have adopted both FASB standards related to business combinations and fair value measurements as required. The FASB standard issued related to business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. The transaction fees and expenses have been excluded from the unaudited pro forma condensed combined income statements as they are non-recurring. ASC 820, Fair Value Measurements and Disclosures, the FASB's standard related to fair value measurements, defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the standard as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Welch Allyn based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

        The unaudited pro forma condensed combined financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the transactions occurred on the date assumed, nor are they indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the transactions may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, timing and impact of potential synergies, the impact of the incremental costs incurred in integrating Welch Allyn's operations, changes in the allocation of purchase price, and the actual interest rates applicable to the funds borrowed to finance the acquisition of Welch Allyn. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical consolidated financial statements of Hill-Rom and Welch Allyn and do not purport to project the future financial condition and results of operations after giving effect to the transaction.

Note 2—Reclassification Adjustments to Welch Allyn Financial Statements

        The following reclassification adjustments have been made to the historical balance sheet and statements of income of Welch Allyn to conform financial statement line item classification with Hill-Rom's presentation as follows:

        Reclassification included in the unaudited adjusted historical consolidated statement of income for the fiscal year ended September 30, 2014 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Capital Sales	$683.8	$(6.7	)(1)	$677.1
Cost of goods sold	340.4	(8.2	)(2)	332.2
Research and development expenses	—	49.8	(2)	49.8
Selling and administrative expenses	278.7	(52.7	)(2)	226.0
Special charges	1.1	4.4	(2)	5.5

(1)
Reclassification adjustment represents GPO Administration fees which are shown in Selling and Administrative expenses by Welch Allyn. Hill-Rom has a policy to net such fees against revenue.

(2)
Welch Allyn costs and expenses have been reclassified to conform financial statement line item classification with Hill-Rom's presentation.

        Reclassification included in the unaudited adjusted historical consolidated statement of income for the nine months ended June 30, 2015 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Capital Sales	$526.3	$(5.2	)(1)	$521.1
Cost of goods sold	266.3	(2.8	)(2)	263.5
Research and development expenses	—	43.8	(2)	43.8
Selling and administrative expenses	249.6	(46.2	)(2)	203.4

(1)
Reclassification adjustment represents GPO Administration fees which are shown in Selling and Administrative expenses by Welch Allyn. Hill-Rom has a policy to net such fees against revenue.

(2)
Welch Allyn costs and expenses have been reclassified to conform financial statement line item classification with Hill-Rom's presentation.

        Reclassification adjustments included in the unaudited adjusted historical consolidated balance sheet to conform financial statement line item classification with Hill-Rom's presentation as of June 30, 2015 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Software and other, net	$30.2	$29.5	(1)	$59.7
Other assets	128.0	(29.5	)(1)	98.5
Accrued compensation	—	20.2	(2)	20.2
Accrued product warranties	—	3.3	(2)	3.3
Other current liabilities	106.7	(23.5	)(2)	83.2

(1)
Adjustment represents a reclassification between Other assets and Software and other to conform financial statement line item classification with Hill-Rom's presentation.

(2)
Adjustment represents a reclassification between Accrued compensation, Accrued product warranties and Other current liabilities to conform financial statement line item classification with Hill-Rom's presentation.

Note 3—Purchase Price Allocation

        The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $2,287.1 million. This amount was derived in accordance with the Merger Agreement based on (i) 8,133,722 shares of Hill-Rom common stock, valued at $425.0 million based on the volume weighted average price of Hill-Rom's common stock for the preceding 10 trading days as reported by Bloomberg at the close of trading on June 16, 2015 and (ii) $1,625.0 million of cash consideration, subject to adjustment in accordance with the terms of the Merger Agreement.

        The total preliminary Merger consideration is calculated as follows ($ in millions):

Cash consideration	$1,625.0
Estimated merger consideration adjustments:
Estimated working capital adjustment	12.6
Cash on hand	228.5
Indebtedness	(4.0)

Adjusted cash consideration	1,862.1
Hill-Rom common stock to be issued	425.0

Total preliminary merger consideration	$2,287.1

        The actual value of Hill-Rom common stock to be issued in the Merger will depend on the market price of shares of Hill-Rom common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of Hill-Rom common stock until the Merger is consummated.

        The table below represents a preliminary allocation of the total Merger consideration to Welch Allyn's tangible and intangible assets acquired and liabilities assumed based on Hill-Rom management's preliminary estimate of their respective fair values ($ in millions):

Purchase Price Allocation
Cash and cash equivalents	$228.5
Working capital excluding cash and cash equivalents(1)	84.4
Property, plant and equipment, net(2)	119.5
Intangible assets(3)	899.9
Goodwill(4)	1,234.0
Other long-term assets(5)	62.6
Other long-term liabilities(5)	(20.5)
Deferred income tax liabilities(6)	(321.3)

Total preliminary merger consideration	$2,287.1

(1)
Includes preliminary step-up to acquired inventories of $29.2 million.

(2)
The preliminary property, plant and equipment fair value estimate is based on a preliminary valuation.

(3)
The preliminarily intangible asset fair value estimates are based on a preliminary valuation and are subject to change. The preliminary intangible assets associated with the Transactions include trade names, customer base and technologies as outlined below:

	Fair Value	Useful Life
Trade names	$377.4	Indefinite
Customer base	458.4	10 years
Technologies	64.1	4 - 5 years

Total Welch Allyn intangible assets	$899.9

(4)
Preliminary goodwill resulting from the Transactions is primarily due to enhanced customer relevance and a stronger competitive position resulting from the Merger, including a complimentary commercial position, product portfolio, and enhanced synergies.

(5)
The preliminary fair value estimates of other long term assets and liabilities assumed on acquisition of Welch Allyn Business.

(6)
Deferred income taxes on acquired intangibles and property step-up, including inventories.

Note 4—Income Statement Adjustments

        The unaudited pro forma condensed combined income statements reflect the following adjustments ($ in millions):

  A.
  Cost of goods sold, Research and development expenses, and Selling and administrative expenses:

	Fiscal Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
COGS—Depreciation expense(1)	$1.3	$(1.6)
R&D—Depreciation expense(1)	$0.1	$(0.1)
SG&A—Depreciation expense(1)	$1.1	$(1.8)
SG&A—Amortization expense(2)	51.2	36.9
DISC Commission expense(3)	(21.0)	(7.0)

Total pro forma adjustment to selling and administrative expenses	$31.3	$28.1

(1)
Adjustments have been included in the unaudited pro forma condensed combined income statements for the year ended September 30, 2014 and the nine months ended June 30, 2015 to eliminate historical depreciation expense of $20.3 and $17.3, respectively, related to historical values of Welch Allyn property, plant and equipment, and to record estimated depreciation expenses of $22.8 and $13.8, respectively, based on estimated preliminary values of the acquired property, plant and equipment. The estimated preliminary values of the acquired property, plant and equipment have a weighted average useful life of approximately 15 years.

(2)
Adjustments have been included in the unaudited pro forma condensed combined income statements for the year ended September 30, 2014 and the nine months ended June 30, 2015 to eliminate historical amortization expense of $4.6 and $4.9, respectively, related to historical values of Welch Allyn intangible assets, and to record estimated amortization expenses of $55.8 and $41.8, respectively, based on estimated preliminary values of the acquired intangible assets. The estimated preliminary values of the acquired intangible assets have a weighted average useful life of approximately 9 years.

(3)
Represents the reversal of the commission expense paid to a Domestic International Sales Corporation ("DISC") affiliated by common ownership under Welch Allyn. The DISC was not acquired in the transaction and is not permitted under IRS regulations for public companies.
  B.
  Interest expense:

        We intend to finance the Merger and pay related fees and expenses associated therewith with (i) the Senior Secured Credit Facilities comprised of (A) the $1.0 billion TLA Facility, (B) the $800 million TLB Facility and (C) the $500 million Revolving Credit Facility and (ii) the issuance of notes hereby.

        The following reconciliation provides additional details behind the pro forma interest expense adjustment reflected in the accompanying unaudited pro forma condensed combined income statement ($ in millions):

	For the Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
Interest expense associated with borrowings to complete the proposed merger and refinance certain existing Hill-Rom debt(1)	$(81.9)	$(68.7)
Amortization of fees	(8.0)	(6.0)

Pro forma interest expense	(89.9)	(74.7)
Elimination of the historical interest expense of Hill-Rom Holdings, Inc.(2)	6.4	7.0

Pro forma interest expense adjustment	$(83.5)	$(67.7)

(1)
Interest expense reflects a weighted average interest rate of 3.9% over the period.

(2)
Elimination of interest on Hill-Rom existing debt to be repaid with the proceeds of the planned borrowings.

        An increase in the variable interest rates assumed in the weighted average interest rate of 0.125% would result in an increase in interest expense for the year ended September 30, 2014 and the nine months ended June 30, 2015 of $1.0 and $0.7, respectively.

  C.
  Income tax expense ($ in millions):

	For the Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
Income tax expense(1)	$(42.7)	$(34.6)

(1)
Tax effects of pro forma adjustments reflect a blended statutory tax rate of 37%.

Note 5—Balance Sheet Adjustments

        The unaudited pro forma condensed combined balance sheet reflects the following adjustments ($ in millions):

  D.
  Cash and cash equivalents:

Hill-Rom term loan repayment(1)	$(525.0)
Debt issuance cost(2)	(45.6)
High Yield Notes(3)	425.0
Cash consideration(4)	(1,862.1)
New Term Loan Facilities(3)	1,800.0
Hill-Rom merger costs(5)	(30.0)

Total pro forma adjustment to cash and cash equivalents	$(237.7)

(1)
Represents the extinguishment of Hill-Rom's revolving and historical term loans.

(2)
Represents capitalized financing fees related to the New Term Loan Facilities, the New Revolving Facility and the High Yield Notes.

(3)
For a discussion of the New Term Loan Facilities and the High Yield Notes see Section-E, Long term debt, below.

(4)
Represents the estimated amount of cash consideration to be paid on the acquisition of Welch Allyn.

(5)
Estimated Merger fees including legal and professional fees.
  E.
  Long term debt:

        Adjustments to reflect the debt capitalization structure assumed to be outstanding for all periods presented in the above pro forma financial statements is as follows ($ in millions):

	Long Term	Current	Total
Senior secured term loan A facility	$950.0	$50.0	$1,000.0
Senior secured term loan B facility	792.0	8.0	800.0
High Yield Notes	425.0	—	425.0

Pro forma debt	2,167.0	58.0	2,225.0
Elimination of the historical debt of Hill-Rom Holdings, Inc.—long term	(395.0)	—	(395.0)
Elimination of the historical debt of Hill-Rom Holdings, Inc.—current	—	(130.0)	(130.0)

Long term and current debt adjustments	$1,772.0	$(72.0)	$1,700.0

  F.
  Other current assets:

Establish income tax receivable resulting from close date settlement of Welch Allyn long-term incentive and deferred compensation plan obligations	$19.0

  G.
  Other assets:

Available-for-sale securities(1)	$(3.5)
Deferred compensation(2)	(31.3)
Capitalized financing fees(3)	45.6
Write-off of Hill-Rom capitalized financing fees(4)	(2.7)

Total pro forma adjustment to other assets	$8.1

(1)
Represents investments by Welch Allyn in available-for-sale equity securities which are held to fund the long term incentive plan to be settled at close of the Merger.

(2)
Represents Welch Allyn trading account investments held with third party to fund deferred compensation plan which will be settled at close of the Merger.

(3)
Represents the capitalized financing fees related to the New Term Loan Facilities, the New Revolving Facility and the High Yield Notes.

(4)
Represents the write-off of capitalized financing fees related to the extinguishment of debt.

  H.
  Other current liabilities:

Short term portion of long term incentive plan(1)	$(11.3)
Write-off of Hill-Rom capitalized financing fees(2)	(1.0)
Tax impact of merger expenses(3)	(10.0)
Elimination of income tax payable with establishment of tax receivable(4)	(23.9)
Establishment of payable to seller for tax periods prior to close(5)	17.0

Total pro forma adjustment to other current liabilities	$(29.2)

(1)
Represents settlement of short-term portion of Welch Allyn long-term incentive plan obligation which will be satisfied at close of the Merger.

(2)
Represents tax benefit on write-off of capitalized financing fees related to extinguishment of Hill-Rom debt.

(3)
Represents estimated tax benefit on Merger expenses.

(4)
Elimination of Welch Allyn income tax payable upon establishment of income tax receivable discussed in Note 5.F above.

(5)
Establishment of liability to seller to cover recoverable income taxes due seller under terms of Merger Agreement.
  I.
  Other long-term liabilities:

Long term incentive plan(1)	$(81.2)
Deferred compensation(2)	(31.3)

Total pro forma adjustment to other long-term liabilities	$(112.5)

(1)
Represents settlement of long-term portion of Welch Allyn long-term incentive plan obligation which will be satisfied on the closing date of the Merger.

(2)
Represents settlement of deferred compensation liability on closing date of Merger as a result of change in control provisions of the plan.

  J.
  Deferred income taxes were adjusted as follows(1):

Short-term deferred tax liability of inventory step-up	$(10.8)
Elimination of deferred tax associated with short term portion of long term incentive plan	(4.2)

Total pro forma adjustment to current deferred income tax asset	$(15.0)

Removal of Welch Allyn deferred tax liability on deductible goodwill	$3.7
Elimination of deferred tax associated with deferred compensation plan adjustment	(10.7)
Elimination of deferred tax associated with long term incentive plan	(30.0)
Elimination of deferred tax on available-for-sale securities adjustment	0.5

Total pro forma adjustment to non-current deferred income tax asset	$(36.5)

Deferred tax liability on intangible and PP&E step-up	$321.3

(1)
Reflects an adjustment to deferred tax assets and liabilities representing a blended global statutory rate of approximately 37% multiplied by either (i) the preliminary fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill, or (ii) the applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. For purposes of these unaudited pro forma condensed financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Hill-Rom's expected effective tax rate, which will include other tax charges and benefits, and does not take in to account any historical or possible future tax events that may impact Hill-Rom following the consummation of the Transaction.
  K.
  Equity

        All outstanding shares of Welch Allyn common stock will be exchanged for 8,133,722 shares of Hill-Rom common stock and the Cash Consideration in connection with the Merger. The estimated fair value of the equity-based consideration to acquire Welch Allyn common stock outstanding totaled $425.0 million, which is based on Hill-Rom's volume weighted average common stock price for the preceding 10 trading days as reported by Bloomberg at the close of trading on June 16, 2015. It is possible that the value of the fixed number of shares will fluctuate prior to the closing date of the Merger. For purposes of these pro forma statements, it is assumed the equity consideration is valued at $425.0 million.

        The table below summarizes the change in stockholders' equity as a result of the acquisition:

	Common Stock	APIC	Retained Earnings	AOCI	Treasury Stock
Issuance of shares of Hill-Rom's common stock	$—	$425.0	$—	$—	$—
Elimination of Welch Allyn shareholders' equity	(1.1)	—	(685.8)	(3.8)	152.3
Hill-Rom related merger costs, net of tax	—	—	(20.0)	—	—
Write-off of Hill-Rom capitalized financing fees, net of tax	—	—	(1.7)	—	—

Total pro-forma adjustment	$(1.1)	$425.0	$(707.5)	$(3.8)	$152.3

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Hill-Rom Holdings, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Statement of Income For the Fiscal Year Ended September 30, 2014 ($ in millions)
Hill-Rom Holdings, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Statement of Income For the Nine Months Ended June 30, 2015 ($ in millions)
Hill-Rom Holdings, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2015 ($ in millions)
Hill-Rom Holdings, Inc. and Subsidiaries Notes to Unaudited Pro Forma Financial Statements
  Note 1—Basis of presentation
  Note 2—Reclassification Adjustments to Welch Allyn Financial Statements
  Note 3—Purchase Price Allocation
  Note 4—Income Statement Adjustments
  Note 5—Balance Sheet Adjustments